                                                                     EXHIBIT 4.2

                            MPATH INTERACTIVE, INC.

                          FOURTH AMENDED AND RESTATED

                          INVESTORS' RIGHTS AGREEMENT


                               January 15, 1999

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1. Registration Rights...................................................     1
     1.1  Definitions....................................................     1
     1.2  Request for Registration.......................................     3
     1.3  Company Registration...........................................     4
     1.4  Obligations of the Company.....................................     5
     1.5  Furnish Information............................................     6
     1.6  Expenses of Demand Registration................................     6
     1.7  Expenses of Company Registration...............................     6
     1.8  Underwriting Requirements......................................     7
     1.9  Delay of Registration..........................................     8
     1.10 Indemnification................................................     8
     1.11 Reports Under Securities Exchange Act of 1934..................    10
     1.12 Form S-3 Registration..........................................    10
     1.13 Assignment of Registration Rights..............................    11
     1.14 Limitations on Subsequent Registration Rights..................    12
     1.15 "Market Stand-Off" Agreement...................................    12
     1.16 Termination of Registration Rights.............................    13
2. Covenants of the Company..............................................    14
     2.1  Delivery of Financial Statements...............................    14
     2.2  Inspection.....................................................    15
     2.3  Termination of Information and Inspection Covenants............    15
     2.4  Right of First Offer...........................................    15
     2.5  Qualified Small Business Stock.................................    17
     2.6  Employee Stock.................................................    17
     2.7  Voting Agreement...............................................    17
     2.8  IPO Allocation.................................................    17
3. Miscellaneous.........................................................    18
     3.1  Successors and Assigns.........................................    18
     3.2  Governing Law..................................................    18
     3.3  Counterparts...................................................    18
     3.4  Titles and Subtitles...........................................    18
     3.5  Notices........................................................    18
     3.6  Expenses.......................................................    18
     3.7  Amendments and Waivers.........................................    18
     3.8  Addition of PSI................................................    19
     3.9  Severability...................................................    19
     3.10 Aggregation of Stock...........................................    19
     3.11 Entire Agreement...............................................    19

Schedule A  Schedule of Investors

            FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
            -------------------------------------------------------


     THIS FOURTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the "Agreement") is made as of the 15th day of January, 1999, by and among Mpath Interactive, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor," and Brian A. Apgar, Paul Matteucci, Brian Moriarty and Jeffrey Rothschild, each of whom is herein referred to as a "Founder."

                                   RECITALS
                                   --------

     WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's Series A Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series A Preferred Stock"), Series B Preferred Stock and/or Common Stock issued upon conversion thereof (the "Series B Preferred Stock"), Series C Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the "Series C Preferred Stock"), Series D Preferred Stock and/or Common Stock issued upon conversion thereof (the "Series D Preferred Stock") and/or Common Stock (the "Common Stock") and possess registration rights, information rights and other rights pursuant to a Third Amended and Restated Investors' Rights Agreement dated as of July 18, 1997 by and between the Company and such Existing Investors (the "Prior Agreement");

     WHEREAS, the Existing Investors are holders of at least 66-2/3% of the "Registrable Securities" of the Company less "Founders Stock" (both as defined in the Prior Agreement), and desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

     WHEREAS, certain of the Investors are parties to the Series E Preferred Stock Purchase Agreement of even date herewith between the Company and such Investors (the "Purchase Agreement"), certain of the Company's and such Investors' obligations under which are conditioned upon the execution and delivery of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

     1.   Registration Rights. The Company covenants and agrees as follows:
          -------------------

          1.1  Definitions. For purposes of this Section 1:
               -----------

               (a) The term "Act" means the Securities Act of 1933, as amended.

               (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC, other than a form designated for use in connection with the registration of securities to be issued in an acquisition by the issuer.

               (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.13 hereof.

               (d) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

               (e) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, (ii) the Common Stock issued pursuant to that certain Series A Preferred Stock and Common Stock Purchase Agreement dated January 23, 1995, between the Company and the investors listed on Schedule A thereto, (iii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, (iv) the Common Stock issuable or issued upon conversion of the Series C Preferred Stock, (v) the Common Stock issuable or issued upon conversion of the Series C-1 Preferred Stock issuable upon the occurrence of certain events as set forth in the Company's Amended and Restated Certificate of Incorporation, (vi) the Common Stock issued or issuable upon conversion of the Series D Preferred Stock, (vii) the Common Stock issued or issuable upon conversion of the Series E Preferred Stock, (viii) the Common Stock issuable or issued pursuant to warrants issued pursuant to that certain Series D Preferred Stock and Common Stock Warrant Purchase Agreement dated July 18, 1997 (the "Prior Purchase Agreement"), (ix) the Common Stock issuable upon conversion of the Preferred Stock available to each of Lighthouse Capital Partners, L.P and Performance Systems International, Inc. ("PSI") upon exercise of the Warrants granted to those parties, (x) the Common Stock issuable to Intel Corporation upon exercise of that certain Warrant dated November 18, 1996, (xi) Common Stock issuable or issued pursuant to a Warrant to purchase Common Stock issued to PSI, (xii) the shares of Common Stock issued to the Founders (the "Founders' Stock"); provided, however, that for the purposes of Section 1.2, 1.12 or 1.14 such shares of Founders' Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (xiii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued
as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i)-(xii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

               (g) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

               (h) The term "SEC" shall mean the Securities and Exchange Commission.

          1.2  Request for Registration.
               ------------------------

               (a) If the Company shall receive at any time after the earlier of (i) July 18, 2000, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the resale of at least ten percent (10%) of the Registrable Securities then outstanding (or a lesser percentage if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000), then the Company shall:

                    (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

                    (ii) use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.5.

               (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first excluded entirely from the underwriting.

               (c) Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period.

               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                    (i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                    (ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

          1.3  Company Registration. If (but without any obligation to do so)
               --------------------
the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration relating to a transaction covered by Rule 145 under the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4  Obligations of the Company. Whenever required under this Section
               --------------------------
1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          1.5  Furnish Information.
               -------------------

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of distribution of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

               (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, by virtue of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

          1.6  Expenses of Demand Registration. The Company shall bear and pay
               -------------------------------
all expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of one counsel for the selling Holders selected by them; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section
1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses on a pro rata basis according to the number of Registrable Securities of each participating Holder), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

          1.7  Expenses of Company Registration. The Company shall bear and pay
               --------------------------------
all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8  Underwriting Requirements. In connection with any offering
               -------------------------
involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company; provided, however, that the Company will use its reasonable best efforts to negotiate the terms of such underwriting agreement to provide that no Holder (other than a Founder) shall be required to make any customary representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, its ownership of and title to the Registrable Securities, and its intended method of distribution, and any liability of any Holder (other than a Founder) to any underwriter or other person under such underwriting agreement shall be limited to an amount equal to the net proceeds that it derives from such registration. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling stockholders may be excluded entirely if the underwriters make the determination described above and no other stockholder's securities are included, (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering or (iii) any securities held by the Founders or any person who is not selling Registrable Securities be included if any securities held by any selling Holder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and which is a partnership, corporation or limited liability company, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

          1.9   Delay of Registration. No Holder shall have any right to obtain
                ---------------------
or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10  Indemnification. In the event any Registrable Securities are
                ---------------
included in a registration statement under this Section 1:

                (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act or any rule or regulation promulgated under the Act, or the 1934 Act; and the Company will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided further, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

                (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                (d) If the indemnification provided for in this Section 1.10 is for any reason unavailable or insufficient to hold harmless an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, in no event shall any contribution under this subsection 1.10(d) by a selling Holder exceed the net proceeds from the offering received by such Holder.

                (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                 (f) The obligations of the Company and Holders under this
Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11  Reports Under Securities Exchange Act of 1934. With a view to
                ---------------------------------------------
making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days following the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days following the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12  Form S-3 Registration. In case the Company shall receive from
                ---------------------
any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not available for such offering by the Holders;
(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this
Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders and keep such registration statement effective for up to one hundred eighty (180) days or until the distribution contemplated in the registration statement has been completed. All expenses, other than underwriting discounts, commissions or other selling expenses, incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13  Assignment of Registration Rights. The rights to cause the
                ---------------------------------
Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 200,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below;
(c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act, (d) the CSK Entities on Schedule A shall be treated as a single Investor, all of which together, subject to the 200,000 share requirement, shall be deemed a "Major Investor" and such 200,000 share minimum shall not apply to transfers of Registrable Securities among the entities indicated as CSK Entities on Schedule A or their affiliates, (e) Technology Crossover Ventures II. L.P. and its affiliated funds indicated on Schedule A hereto shall be treated as a single Investor, all of which together shall, subject to the 200,000 share requirement, be deemed a "Major Investor" and (f) Cox Technology Investments, Inc., Cox Enterprises, Inc. and its affiliates (collectively, "Cox") shall be treated as a single investor, all of which together shall, subject to the 200,000 shares requirement, be deemed a "Major Investor" and Cox shall have the right to assign its registrations rights hereunder to any of its affiliates; provided, however, that each of Cox and its affiliates agree to be bound by the terms and conditions of this Agreement, including, without limitation the terms and conditions set forth in this Section 1.13. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.14  Limitations on Subsequent Registration Rights. From and after
                ---------------------------------------------
the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Stock (or Common Stock issued upon conversion of the Preferred Stock), enter into any agreement with any holder or prospective holder of any securities of the Company which (a) would allow such holder or prospective holder to include such securities in any registration filed under
Section 1.2 or Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, (b) would allow such holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2 or (c) would grant registration rights to such holder or prospective holder substantially similar to those granted hereunder that are on a parity with, superior or prior to the registration rights granted hereunder.

          1.15  "Market Stand-Off" Agreement.  Each Holder hereby agrees that,
                 ---------------------------
during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except common stock included in such registration; provided, however, that:

                (a) such agreement shall be applicable only to the first registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

                (b) all officers and directors of the Company, all one percent (1%) stockholders and all other persons with registration rights (whether or not pursuant to this Agreement) are subject to similar restrictions;

                (c) such market stand-off time period shall not exceed one hundred and eighty (180) days; and

                (d) any discretionary waiver or termination of the restrictions of such agreements by the Company or the representatives of the underwriters shall apply to all persons subject to such agreements pro rata based on the number of shares of Registrable Securities held by such persons.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

          1.16  Termination of Registration Rights.
                ----------------------------------

                (a) No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the closing of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with a firm commitment underwritten offering of its securities to the general public resulting in aggregate net proceeds to the Company of more than $15,000,000 at a public offering price per share (prior to underwriting discounts and commissions) of at least $10.80 (as adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations).

                (b) In addition, the right of any Holder to request registration or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period; provided, however, that the provisions of this Section 1.16(b) shall not apply to any Holder who owns more than 500,000 shares (as adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) of the Company's outstanding stock until such time as such Holder owns less than 500,000 shares (as adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) of the outstanding stock of the Company.

                (c) The registration rights granted to a Founder shall terminate as to such Founder at such time as such Founder is no longer providing services to the Company as a employee, director or consultant.

     2.   Covenants of the Company.
          ------------------------

          2.1   Delivery of Financial Statements. The Company shall deliver to
                --------------------------------
each Investor that owns more than 200,000 shares (as adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) of the Company's Registrable Securities (a "Major Investor"):

                (a) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, which budget and business plan shall (i) be prepared in reasonable detail and (ii) provide information on a monthly basis (the "Annual Plan");

                (b) as soon as practicable, but in any event within thirty (30) days of the end of each month, (i) an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail and (ii) a report comparing the Company's monthly results to the Annual Plan and to the comparable period in the prior year;

                (c) as soon as practicable, but in any event within forty-five
(45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                (d) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such financial statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("gaap"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                (e) with respect to the financial statements called for in subsections (b) and (d) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with gaap consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by gaap) and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year-end audit adjustment;

                (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as a Major Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

          2.2   Inspection. The Company shall permit each Major Investor, at its
                ----------
expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          2.3   Termination of Information and Inspection Covenants. The
                ---------------------------------------------------
covenants set forth in subsections 2.1(a), (b), (d) and (e) and Section 2.2 shall terminate as to Investors and be of no further force or effect upon the earlier to occur of (a) the completion of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the offering of its securities to the general public and (b) when the Company first becomes subject to the periodic reporting requirements of Sections 13(a) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.4   Right of First Offer. Subject to the terms and conditions
                --------------------
specified in this Section 2.4, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer and sell for cash any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

                (a) The Company shall deliver a notice by certified mail ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                (b) By written notification received by the Company, within twenty (20) calendar days after giving of the Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) (such Major Investor's "Pro Rata Share"). The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it ("Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

                (c) If all Shares referred to in the Notice are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the thirty (30)-day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                (d) The right of first offer in this Section 2.4 shall not be applicable (i) to the issuance or sale of up to 3,793,000 shares of Common Stock (or options therefor) to employees or directors of, or consultants to, the Company pursuant to stock plans or agreements approved by the Board of Directors, for the primary purpose of soliciting or retaining their services on behalf of the Company, (ii) after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act pursuant to a registration statement on Form S-1, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise unanimously approved by the Company's Board of Directors or (v) to issuances of stock, including for purposes of such calculation any warrants or other securities or rights to purchase or receive shares of Common Stock to persons or entities with which the Company has business relationships not for the primary purpose of equity financing approved by four (4) members of the Company's Board of Directors or, if a lesser number of individuals are serving on the Board of Directors, such lesser number, up to an aggregate of four percent (4%) of the total outstanding securities of the Company on a fully-diluted basis in any twelve-month period.

                (e) The right of first offer set forth in this Section 2.4 may not be assigned or transferred, except to the extent provided in the first paragraph of this Section 2.4.

                (f) The Existing Investors hereby waive their rights of first offer, including the notice provisions thereof, set forth in Section 2.4 of the Prior Agreement, with respect to the issuance of the Series E Preferred Stock issued pursuant to the Purchase Agreement.

          2.5   Qualified Small Business Stock. The Company shall use
                -----------------------------
commercially reasonable efforts to cause shares of Series D Preferred Stock, the Common Stock issued or issuable upon conversion of the Series D Preferred Stock, the Common Stock issued upon exercise of the warrants issued pursuant to the Prior Purchase Agreement, the shares of Series E Preferred Stock issued pursuant to the Purchase Agreement and the Common Stock issued or issuable upon conversion of the Series E Preferred Stock to qualify as "qualified small business stock" as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. In addition, within ten (10) days after any Investor has delivered to the Company a written request therefor, the Company shall deliver to such Investor a written statement informing the Investor whether, to the Company's best knowledge, such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code. The Company's obligation to furnish the written statement pursuant to this Section 2.5 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.

          2.6   Employee Stock. With respect to any shares issued or options or
                --------------
rights granted, unless the Board of Directors of the Company unanimously agrees otherwise, the Company shall cause each Founder, member of the Board of Directors and employee of the Company to enter into an agreement (i) providing for vesting of such shares or options or rights over forty-eight (48) months, with no shares or options or rights being vested for twelve (12) months from the date of issuance or grant, as the case may be, at which time 12/48ths of the shares or options or rights shall be vested; (ii) providing for the repurchase price in the event the Holder's employment with or service to the Company terminates; (iii) under which the Holder agrees to a market standoff requested by the Company or the underwriters of any public offering of the Company's securities, substantially as set forth in Section 1.15; (iv) providing for a right of first refusal in favor of the Company with respect to both vested and unvested shares; and (v) providing for acceleration of vesting of such shares or options or rights upon the involuntary termination of employment subsequent to a change of control of the Company.

          2.7   Voting Agreement. The Company shall cause each person acquiring
                ----------------
shares of the Company's stock in an amount equal to or greater than one percent (1%) of the outstanding Common Stock of the Company (on a fully-diluted, as converted and as exercised basis, after giving effect to such acquisition) to enter into a Voting Agreement in the form attached to the Purchase Agreement as Exhibit D as a condition to such person acquiring such shares unless the Board of Directors unanimously agrees otherwise.

          2.8   IPO Allocation. In the event of a bona fide, firm commitment
                --------------
underwritten initial public offering of the capital stock of the Company (the "IPO"), the Company shall use commercially reasonable best efforts to require that the managing underwriters of the IPO establish a directed share program (the "Program") in connection with the IPO. The Program shall consist of at least that number of shares of capital stock (the "Program Shares") determined by dividing $3,000,000 by the initial price to public set forth on the cover page of the final prospectus distributed in connection with the IPO (the "IPO Price").

The Company shall cause the managing underwriters to give priority to the holders of the Company's Series D Preferred Stock (or Common Stock issuable upon conversion thereof) (the "Series D Holders" as applicable) with respect to the Program Shares in allocating the shares available for purchase in the Program. The Series D Holders shall have the option, but not the obligation, to purchase all or any portion of the Program Shares at the IPO Price.

     3.   Miscellaneous.
          -------------

          3.1   Successors and Assigns. Except as otherwise provided herein, the
                ----------------------
terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2   Governing Law. This Agreement shall be governed by and construed
                -------------
under the laws of the State of Delaware as applied to agreements among California residents entered into and to be performed entirely within Delaware.

          3.3   Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4   Titles and Subtitles. The titles and subtitles used in this
                --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5   Notices. Unless otherwise provided, any notice required or
                -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon the fifth day following deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          3.6   Expenses. If any action at law or in equity is necessary to
                --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7   Amendments and Waivers. Any term of this Agreement may be
                ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities then outstanding, not including Founders' Stock; provided that if such amendment has the effect of affecting the Founders' Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders' Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders' Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          3.8   Addition of PSI. Notwithstanding Section 3.7 above, the Company
                ---------------
shall have the right to add PSI as a party to this Agreement without any further action on the part of the Investors, the Founders or any other holders of Registrable Securities. Upon PSI's execution of this Agreement, PSI shall thereafter be added to Schedule A and shall be granted all the rights and privileges, and be subject to all of the terms and conditions, of an Investor under this Agreement.

          3.9   Severability. If one or more provisions of this Agreement are
                ------------
held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.10  Aggregation of Stock. All shares of Registrable Securities held
                --------------------
or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.11  Entire Agreement. This Agreement (including the Schedules
                ----------------
hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                    [REST OF PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        MPATH INTERACTIVE, INC.



                                        By: /s/ Paul Matteucci
                                           -------------------------------------
                                                Paul Matteucci, President

                          Address:  665 Clyde Avenue
                                    Mountain View, CA 94043


INVESTORS:

Intel Corporation
TCV II, V.O.F.
Technology Crossover Ventures II, L.P.
TCV II (Q), L.P.
TCV II Strategic Partners, L.P.
Technology Crossover Ventures II, C.V.
Cox Technology Investments, Inc.
Electronic Arts, Inc.
Institutional Venture Partners VI
Institutional Venture Management VI
IVP Founders Fund I, L.P.
Accel IV L.P.
Accel Investors `94 L.P.
Accel Keiretsu L.P.
Ellmore C. Patterson Partners
Sutter Hill Ventures, a California Limited Partnership
Tow Partners, a California Limited Partnership
Ronald L. Perkins
David L. Anderson
G. Leonard Baker, Jr.
William H. Younger, Jr., Trustee of The Younger Living Trust U/A/D 01/25/95 Tench Coxe
Paul G. Lego
Paul G. Koontz
Anvest, L.P.
Wells Fargo Bank, Trustee SHV M/P/T FBO Sherryl W. Hossack
CSK Corporation*
CSK Venture Capital Co., Ltd.*
CSK-1(A) Investment Fund*
CSK-1(B) Investment Fund*

CSK-2 Investment Fund*
Viacom International, Inc.
Andrew Swett
Ed C. Frankenberg and Nicole Mathison, as Joint Tenants
Kurt D. Baumann
Mindsphere, Inc.
Insearch Management Consultants, Inc.
Don Thorson
Richard D. Stubblefield
Chris O'Meara
Amy Jo Kim
Martin L. Schoffstall
Saunders Holdings, L.P.
Dave Jevans
Tiffany Fuller
Joe F. Britt, Jr.
Brian Topping
Stacey Chaney
Andrew T. McFadden
Teddy Zee
WS Investments 94B
Phillip R. Altinger
Alison Locke
David S. Lundeen
Timothy Cotter
Yair Landau
Ayres-Plant Family Trust U/D/T 3/12/92
Robert Riccomini
Nissho Iwai Corporation
Hallberg & Schireson
John T. McDonald
Adam Grosser
Lynn Heublein
Konstantin Othmer
Steve Roskowski
Steve Perlman
Lee Treymane
Doug Camplejohn

*Referred to collectively as the CSK Entities.

COMMON STOCKHOLDERS:
Brian A. Apgar
Paul Matteucci
Brian Moriarty
Jeffrey Rothschild